Exhibit 15.1 February 27, 2025 Securi es and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Ladies and Gentlemen: We have read Item 16F of the Annual Report on Form 20-F dated February 27, 2025, of Ferrovial SE (formerly, Ferrovial, S.A.) and are in agreement with the statements contained in the second, third and fourth paragraphs under the sec on “Change in Registrant’s Cer fying Accountant” therein. We have no basis to agree or disagree with other statements of the registrant contained therein. /s/ Ernst & Young, S.L.